CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights”, “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm” and “Financial Statements”, and to the use of our report dated November 13, 2007, which is incorporated by reference in this Registration Statement (Form N-1A) of Artisan Funds, Inc., with respect to Artisan Emerging Markets Fund, to be filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 39 to the Registration Statement under the Securities Act of 1933 (File No. 33-88316) and in this Amendment No. 41 to the Registration Statement under the Investment Company Act of 1940 (File No. 811-8932).

/s/ Ernst & Young LLP

ERNST & YOUNG LLP

Milwaukee, Wisconsin

April 11, 2008